UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )
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LOGMEIN, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 11, 2011

Dear Fellow Stockholders:

We are pleased to invite you to our 2011 Annual Meeting of Stockholders, which will take place on Thursday, May 26, 2011 at 9:00 AM, Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2011 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report to Stockholders for the year ended December 31, 2010, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. You can also vote using the internet as described on the proxy card. If your shares are held in “street name” — that is held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in LogMeIn.

Sincerely,

Michael K. Simon
President and Chief Executive Officer

LOGMEIN, INC.

Notice of Annual Meeting of Stockholders
To Be Held on Thursday, May 26, 2011

Notice is hereby given that the 2011 Annual Meeting of Stockholders will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Thursday, May 26, 2011, at 9:00 AM, Eastern Time, for the following purposes:

1. To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as class II directors for a term of three years;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3. To approve an advisory vote on executive compensation;

4. To hold an advisory vote on the frequency of future executive compensation advisory votes; and

5. To transact other business, if any, that may properly come before the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders.

Stockholders of record at the close of business on Friday, April 1, 2011 are entitled to receive this notice of our Annual Meeting of Stockholders and to vote at the Annual Meeting of Stockholders and at any adjournments of such meeting. The stock transfer books of LogMeIn will remain open for the purchase and sale of LogMeIn’s common stock.

Included with this notice and the attached proxy statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2010, which contains our audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. You can also vote using the internet as described on the proxy card.

By Order of the Board of Directors,

Michael K. Simon
As Secretary

LOGMEIN, INC.
500 Unicorn Park Drive
Woburn, Massachusetts 01801

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on May 26, 2011

LogMeIn, Inc., a Delaware corporation, which is referred to as “we,” “us” or “the company” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2011 Annual Meeting of Stockholders, which will be held on Thursday, May 26, 2011 at 9:00 AM, Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. If the 2011 Annual Meeting of Stockholders is adjourned for any reason, the proxies may be used at any adjournments of such meeting. You may obtain directions to the location of the 2011 Annual Meeting of Stockholders by contacting the Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2010 to our stockholders on or about April 11, 2011.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual
Meeting of Stockholders to be Held on Thursday, May 26, 2011:

This proxy statement and the Annual Report to Stockholders are available for viewing, printing and downloading at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16208.

Our Annual Report on Form 10-K for the year ended December 31, 2010 is also available on the “Investor” section of our website at www.logmein.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

LogMeIn, Inc.
500 Unicorn Park Drive
Woburn, Massachusetts 01801
Attention: Investor Relations
1-781-897-0694
InvestorRelations@LogMeIn.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website at www.logmein.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2011 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	To elect the two nominees identified in this proxy statement as members of our board of directors to serve as class II directors for a term of three years;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	To approve an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of future executive compensation advisory votes; and

•	To transact other business, if any, that may properly come before the 2011 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on Friday, April 1, 2011, the record date for the 2011 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 24,024,507 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2011 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.  If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, you can vote in one of the following two ways:

1. You may vote by mail.  To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to American Stock Transfer & Trust Company, or AST, in the enclosed postage-paid envelope so that it is received prior to the 2011 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the election of each of the director nominees set forth in Proposal 1, FOR Proposals 2 and 3 and that you vote for holding an advisory vote on executive compensation every year on Proposal 4. AST must receive your proxy card no later than May 25, 2011, the day before the Annual Meeting, for your proxy and your vote to be counted.

2. You may vote via the internet.  To vote via the internet, access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card.

3. You may vote in person.  If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary. If you do not give instructions to your bank, brokerage firm or other intermediary, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. Of the proposals to be considered at the meeting, only the ratification of the appointment of our independent registered accounting firm is a discretionary item. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to Proposal 2 (the ratification of the appointment of our independent registered accounting firm) if you do not provide voting instructions. In the case of the non-discretionary items, Proposal 1 (the election of directors), Proposal 3 (to approve an advisory vote on executive compensation) and Proposal 4 (to hold an advisory vote on the frequency of future executive compensation advisory votes), the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to attend the 2011 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2011 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 12,012,255 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors (Proposal 1):  The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the appointment of Deloitte & Touche LLP (Proposal 2):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Advisory Vote on the Compensation of our Executive Officers (Proposal 3):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to approve the advisory vote on the compensation of our executive officers.

Advisory Vote on Frequency of Future Advisory Votes on the Compensation of our Executive Officers (Proposal 4):  The frequency — that is, every one, two or three years — receiving a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal will be the frequency recommended by the stockholders. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders.

How will votes be counted?

Each share of common stock voted at the Annual Meeting will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares constitute “broker non-votes.” As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on Proposal 1, Proposal 2, Proposal 3 and Proposal 4 at the Annual Meeting.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as inspector of elections at the Annual Meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR Proposal 1 — to elect the two nominees identified in this proxy statement as class II director nominees;

•	FOR Proposal 2 — to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

•	FOR Proposal 3 — to approve the advisory vote on the compensation of our named executive officers.

•	FOR Proposal 4 — to hold an advisory vote on executive compensation every year.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the Annual Meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting.

May I recommend a candidate for LogMeIn’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address below under “How and when may I submit a stockholder proposal for the 2012 Annual Meeting?” Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of LogMeIn stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of LogMeIn stock held. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2012 Annual Meeting, the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2012 Annual Meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” and in the Corporate Governance Guidelines posted on the “Investor” section of our website, www.logmein.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2012 Annual Meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2012 Annual Meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2012 Annual Meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2012 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 10, 2011. However, if the 2012 Annual Meeting is held before April 26, 2012 or after June 25, 2012, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2012 Annual Meeting.

If you wish to present a proposal or a proposed director candidate at the 2012 Annual Meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by February 26, 2012, but no sooner than January 27, 2012. However, if the 2012 Annual Meeting is held before May 6, 2012 or after July 25, 2012, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2012 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2012 Annual Meeting and (2) the 10th day following the date on which notice of the date of the 2012 Annual Meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

LogMeIn, Inc.
500 Unicorn Park Drive
Woburn, Massachusetts 01801
Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies.  We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

•	We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

The size of our board of directors is set at seven directors. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes. The members of each class serve for staggered three-year terms. At each Annual Meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third Annual Meeting following election. Our directors are divided among the three classes as follows:

•	the class I directors are Gregory W. Hughes, Irfan Salim and Hilary A. Schneider, and their term will expire at the Annual Meeting of stockholders to be held in 2013;

•	the class II directors are Steven J. Benson and Michael J. Christenson, and their term expires at this Annual Meeting of stockholders; and

•	the class III directors are Edwin J. Gillis and Michael K. Simon, and their term will expire at the Annual Meeting of stockholders to be held in 2012.

Our certificate of incorporation and our bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation and bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the Annual Meeting of stockholders in the year in which their term expires.

Role of Board in Risk Oversight

Our board of directors, in conjunction with management, has responsibility for the oversight of risk management. Our board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our company and the steps we take to manage them.

While our board is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our audit committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. Our nominating and corporate governance committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each of our director nominees and current directors. The information presented includes length of service as a director of LogMeIn and information each director has given us about their age as of April 1, 2011, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which they currently serve as a director or have served as a director during the past five years. There are no family relationships among any of our directors, nominees for director and executive officers. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the board to conclude that he or she should serve as a director of LogMeIn, Inc. at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Director Nominees for Terms Expiring in 2014 (Class II Directors)

Steven J. Benson.  Mr. Benson, age 52, has served as a Director since October 2004. Since March 2004, Mr. Benson has served as a General Partner of Prism VentureWorks, a venture capital firm. From September 2001 to March 2004, Mr. Benson served as a Principal of Lazard Technology Partners, a venture capital firm. Mr. Benson holds a B.S in Business Communication from Bentley College. We believe Mr. Benson’s qualifications to sit on our board include his software as a service industry related experience and his extensive experience as an operating executive, entrepreneur, board member and board advisor.

Michael J. Christenson.  Mr. Christenson, age 52, has served as a Director since August 2010. Mr. Christenson has been a Managing Director at Allen & Company, a New York investment bank, since June 2010. From April 2006 to May 2010, Mr. Christenson served as the President and Chief Operating Officer of CA, Inc., an IT management software and solutions company. From February 2005 to April 2006, Mr. Christenson served as CA, Inc.’s Executive Vice President of Strategy and Business Development. Prior to joining CA, Inc., Mr. Christenson held a number of leadership positions at Citigroup Global Markets, Inc., from 1987 to 2004. Mr. Christenson holds a B.A. in Chemistry from Rutgers University and an M.B.A. from

New York University. We believe Mr. Christenson’s qualifications to sit on our board include his extensive investment banking background and experience in the software industry.

Directors Whose Terms Expire in 2012 (Class III Directors)

Edwin J. Gillis.  Mr. Gillis, age 62, has served as a Director since November 2007. Mr. Gillis has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, Mr. Gillis served as the Senior Vice President of Administration and Integration of Symantec Corporation, a publicly-traded internet security company. From November 2002 to July 2005, Mr. Gillis was Executive Vice President and Chief Financial Officer of Veritas Software Corporation, an internet security company. Mr. Gillis was a partner at Coopers & Lybrand L.L.P. Mr. Gillis also serves as a director of Teradyne, Inc., a global supplier of automatic test equipment, and several private companies. Mr. Gillis holds a B.A. from Clark University, an M.A. in International Relations from the University of Southern California and an M.B.A. from Harvard Business School. We believe Mr. Gillis’ qualifications to sit on our board include his extensive experience on public company boards and financial and accounting expertise and experience.

Michael K. Simon.  Mr. Simon, age 46, founded LogMeIn and has served as our President and Chief Executive Officer and as Chairman of our board of directors since our inception in February 2003. Prior to founding LogMeIn, Mr. Simon served as Chairman of the board of directors of Red Dot, Ltd., a digital content provider, and Fathom Technology ApS, a software outsourcing company sold to EPAM Systems, Inc. in March 2004. In 1995, Mr. Simon founded Uproar Inc., a publicly-traded provider of online game shows and interactive games acquired by Vivendi Universal Games, Inc. in March 2001. Mr. Simon holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from Washington University St. Louis. We believe Mr. Simon’s qualifications to sit on our board include his extensive experience in the software industry and knowledge of the remote access and software as a service industries.

Directors Whose Terms Expire in 2013 (Class I Directors)

Irfan Salim.  Mr. Salim, age 58, has served as a Director since July 2006. Since October 2006, Mr. Salim has served as President, Chief Executive Officer and a director of Mark Monitor, Inc., an online corporate identity protection company. From August 2005 to June 2006, Mr. Salim served as President and Chief Executive Officer of Tenebril Inc., an internet security and privacy company. From March 2001 to July 2005, Mr. Salim served as President and Chief Operating Officer of Zone Labs, Inc., an Internet security company. Mr. Salim holds a B.sc. in Aeronautical Engineering from Imperial College, England, and an M.B.A. from Manchester Business School, England. We believe Mr. Salim’s qualifications to sit on our board include his extensive experience as an operating executive, entrepreneur and board member.

Gregory W. Hughes.  Mr. Hughes, age 48, has served as a Director since January 2011. Mr. Hughes is also a Director at Silver Lake Partners, a private investment firm, where he has served since March 2011. From July 2005 to June 2010, Mr. Hughes held various leadership positions at Symantec, Corp., a leading storage, security, and systems management software company. Most recently, Mr. Hughes served as Group President of Symantec’s Enterprise Product Group from January 2009 to June 2010. Mr. Hughes first joined Symantec in July 2005 as part of their acquisition of Veritas Software Corporation, where he had held the position of Executive Vice President, Global Services since October 2003. For the ten years prior to Veritas, Mr. Hughes served as a partner at McKinsey & Company, a global management consulting firm. Prior to joining the board of LogMeIn, Mr. Hughes was previously a board member at Art Technology Group and the Huawei-Symantec joint venture. Mr. Hughes holds an MBA from Stanford University Graduate School of Business and a B.S. and M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology. We believe Mr. Hughes’ qualifications to sit on our board include his experience working at a number of successful software businesses and his significant business-to-consumer and business-to-business experience in the software industry.

Hilary A. Schneider.  Ms. Schneider, age 49, has served as a Director since March 2011. Ms. Schneider is also a Director at Vail Resorts, Inc., where she has served since March 2010. Ms. Schneider currently serves as Executive Vice President at Yahoo! Americas. Ms. Schneider first joined Yahoo! in September 2006, when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from April 2002 through January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. From 2000 through 2002, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications. Ms. Schneider also held numerous roles at Times Mirror, from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider holds a Bachelor’s degree in Economics from Brown University and an M.B.A degree from Harvard University. We believe Ms. Schneider’s qualifications to sit on our board include her extensive experience in large-scale web-based companies.

Director Independence

Under Rule 5605(b)(1) of the NASDAQ Marketplace Rules, independent directors must comprise a majority of a listed company’s board of directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NASDAQ Marketplace Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has determined that neither Messrs. Benson, Christenson, Gillis, Hughes, Salim nor Ms. Schneider, representing six of our seven directors, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NASDAQ Marketplace Rule 5605(a)(2). Our board of directors has also determined that Messrs. Benson, Gillis and Hughes, who comprise our audit committee, Messrs. Benson, Hughes and Salim, who comprise our compensation committee, and Messrs. Christenson, Gillis and Salim, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the NASDAQ Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors believes that Mr. Simon’s service as both chairman of the board and chief executive officer is in the best interest of the company and its stockholders. Mr. Simon possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company, its business and its industry and is thus best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. The board believes this combined role enables decisive leadership, ensures clear accountability, and enhances the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers. In addition, each of the directors other than Mr. Simon is independent, and the board believes that these independent directors provide effective oversight of management.

Lead Director

Edwin J, Gillis, an independent director who serves as Chairman of the audit committee, was selected by our board of directors to serve as the Lead Director for all meetings of the non-management directors held in executive session. The Lead Director has the responsibility of presiding at all executive sessions of the board of directors, consulting with the chairman and chief executive officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the chairman and chief executive officer and advising him or her on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in our corporate governance principles.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors.

Audit Committee

The members of our audit committee are Messrs. Benson, Gillis and Hughes. Mr. Gillis chairs the audit committee. Our board of directors has determined that each audit committee member satisfies the requirements for financial literacy under the current requirements of the NASDAQ Marketplace Rules. Mr. Gillis is an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of The NASDAQ Global Select Market. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and resolution of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

The members of our compensation committee are Messrs. Benson, Hughes and Salim. Mr. Benson chairs the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Christenson, Gillis and Salim. Mr. Salim chairs the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending corporate governance principles to our board of directors; and

•	overseeing an annual evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Board Meetings and Attendance

Our board met 4 times during the year ended December 31, 2010. During 2010, each incumbent director attended at least 75% of the board meetings held during the period for which he or she has been a director and 75% of the number of meetings held by all committees of the board on which he or she then served.

Director Attendance at Annual Meeting

Our corporate governance guidelines provide that directors are responsible for attending the Annual Meeting. All of our then serving directors attended the Annual Meeting of stockholders in 2010.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.logmein.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

Our president and chief executive officer has not received any compensation in connection with his service as a director. The compensation that we pay to our president and chief executive officer is discussed in the “Executive Compensation” section below.

The following table sets forth information regarding compensation earned by our non-employee directors during 2010.

		Option Awards
Name	Cash Payments	($)(1)(13)		Total ($)

David E. Barrett(2)	$28,700	$258,849	(7)	$287,549
Steven J. Benson	32,500	258,849	(8)	291,349
Michael J. Christenson(3)	8,866	173,241	(9)	182,107
Kenneth D. Cron(4)	16,875	160,178	(10)	177,053
Edwin J. Gillis	32,500	234,868	(11)	267,368
Gregory W. Hughes(5)	—	—		—
Irfan Salim	28,750	199,587	(12)	228,337
Hilary A. Schneider(6)	—	—		—

(1)	Represents the dollar amount of share-based compensation expense recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 during 2010, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. Upon their resignations, Mr. Barrett and Mr. Cron forfeited 22,500 and 30,000 of the options granted to them during 2010, respectively. The assumptions used by us with respect to the valuation of option grants are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 28, 2011.

(2)	Mr. Barrett resigned from our board of directors in January 2011.

(3)	Mr. Christenson was elected to our board of directors in August 2010.

(4)	Mr. Cron resigned from our board of directors in August 2010.

(5)	Mr. Hughes was elected to our board of directors in January 2011.

(6)	Ms. Schneider was elected to our board of directors in March 2011.

(7)	Comprised of (i) $143,337 in share-based compensation expense for the option granted to Mr. Barrett on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100 and (ii) $115,512 in share-based compensation expense for the option granted to Mr. Barrett on November 5, 2009 to purchase 12,500 shares of our common stock at an exercise price of $20.02 per share, which represents a grant date fair value of $170,153.

(8)	Comprised of (i) $143,337 in share-based compensation expense for the option granted to Mr. Benson on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100 and (ii) $115,512 in share-based compensation expense for the option granted to Mr. Benson on November 5, 2009 to purchase 12,500 shares of our common stock at an exercise price of $20.02 per share, which represents a grant date fair value of $170,153.

(9)	Comprised of $173,241 in share-based compensation expense for the option granted to Mr. Christenson on August 11, 2010 to purchase 60,000 shares of our common stock at an exercise price of $25.78 per share, which represents a grant date fair value of $886,800.

(10)	Comprised of (i) $0 in share-based compensation expense for the option granted to Mr. Cron on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100, (ii) $160,178 in share-based compensation expenses for the option granted to Mr. Cron on November 5, 2009 to purchase 17,500 shares of our common stock at an exercise price of $20.02 per share, which represents a grant date fair value of $238,214 and (iii) $0 in share-based compensation expenses for the option granted on April 27, 2007 to purchase 60,000 shares of our common stock at an exercise price of $1.25 per share, which represents a grant date fair value of $302,400. The exercise price per share of the April 2007 option was modified to $5.60 per share in April 2008.

(11)	Comprised of (i) $143,337 in share-based compensation expense for the option granted to Mr. Gillis on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100, (ii) $91,531 in share-based compensation expenses for the option granted to Mr. Gillis on November 5, 2009 to purchase 10,000 shares of our common stock at an exercise price of $20.02 per share, which represents a grant date fair value of $136,122 and (iii) $0 in share-based compensation expenses for the option granted on November 21, 2007 to purchase 60,000 shares of our common stock at an exercise price of $9.65 per share, which represents a grant date fair value of $426,900.

(12)	Comprised of (i) $143,337 in share-based compensation expense for the option granted to Mr. Salim on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100, (ii) $56,250 in share-based compensation expenses for the option granted on July 17, 2008 to purchase 30,000 shares of our common stock at an exercise price of $11.40 per share, which represents a grant date fair value of $225,000 and (iii) $0 in share-based compensation expenses for the option granted to Mr. Salim on July 20, 2006 to purchase 60,000 shares of our common stock at an exercise price of $1.25 per share, which represents a grant date fair value of $34,200.

(13)	The following table shows the aggregate number of stock options held as of December 31, 2010 by each of our non-employee directors who served during 2010:

Name	Options (#)

David E. Barrett	42,500
Steven J. Benson	42,500
Michael J. Christenson	60,000
Kenneth D. Cron	—
Edwin J. Gillis	100,000
Irfan Salim	30,000

We pay each non-employee director an annual retainer of $20,000 for service as a director. Each non-employee director is entitled to receive an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee is entitled to receive an annual retainer of $10,000, the chairman of the compensation committee is entitled to receive an annual retainer of $7,500, and the chairman of the nominating and corporate governance committee is entitled to receive an annual retainer of $5,000. We reimburse each non-employee member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, pursuant to our 2009 stock incentive plan, each non-employee director is entitled to receive an option to purchase 60,000 shares of our common stock upon his or her initial appointment to our board of directors. Each non-employee director is entitled to receive an option grant to purchase 30,000 shares of our common stock at every other annual meeting, provided that such non-employee director has served on our board of directors for at least 18 months and continues to serve as a director after such annual meeting. Each of these options vests as to 12.5% of the shares underlying the option every three months after the date of grant, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. In the event of a change of control, the vesting schedule of these options will accelerate in full.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our corporate governance guidelines specify that the value of diversity on the board should be considered by the nominating and corporate governance committee in the director identification and nomination process. The committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for LogMeIn’s board of directors?” and “How and when may I submit a stockholder proposal for the 2012 Annual Meeting?”

You can find more detailed information on our process for selecting board members and our criteria for board nominees in our Corporate Governance Guidelines, posted on the “Investor” section of our website, www.logmein.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Corporate Secretary, LogMeIn, Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive sessions;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the “Investors” section of our website, www.logmein.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

LogMeIn, Inc.
500 Unicorn Park Drive
Woburn, Massachusetts 01801
Attention: Investor Relations

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Transactions with Related Persons

Since January 1, 2010, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers or holders of more than 5% of our voting securities.

Policies and Procedures for Transactions with Related Persons

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1.0 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2010. The audit committee has also reviewed and discussed with Deloitte & Touche, LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following to the extent applicable or relevant:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from Deloitte & Touche, LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche, LLP the matters disclosed in the letter and its independence with respect to LogMeIn, including a review of audit and non-audit fees and services, and concluded that Deloitte & Touche, LLP is independent.

Based on its discussions with management and Deloitte & Touche, LLP, and its review of the representations and information referred to above provided by management and Deloitte & Touche, LLP, the audit committee recommended to the board of directors that LogMeIn’s audited consolidated financial statements be included in LogMeIn’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

By the Audit Committee of the Board of Directors of LogMeIn, Inc.

Edwin J. Gillis, Chairman
Steven J. Benson
Gregory W. Hughes

Auditor Fees and Services

The following table presents the aggregate fees of Deloitte & Touche, LLP, our independent registered public accounting firm, incurred by LogMeIn for the years ended December 31, 2009 and December 31, 2010.

Fee Category	2009	2010

Audit Fees(1)	$600,400	$378,168
Audit-Related Fees(2)	—	—
Tax Fees(3)	55,300	110,545
All Other Fees(4)	91,800	48,067

Total Fees	$747,500	$536,780

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the review of our interim financial statements, the review of financial information included in our filings with the SEC (including our initial public offering and secondary public offering), an assessment of the effectiveness of our internal controls over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2009 and 2010, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

(4)	All other fees included fees related to expat tax and related services, government grant review and subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Deloitte & Touche, LLP’s independence. The audit committee’s charter, a copy of which can be found on the “Investors” section of our website, www.logmein.com, requires that all proposals to engage Deloitte & Touche, LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Deloitte & Touche, LLP may provide the services. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided. In 2010, there were no audit fees approved outside of the pre-approval process outlined above.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class II directors, whose terms expire at this Annual Meeting; two class III directors, whose terms expire at our 2012 Annual Meeting of stockholders; and three class I directors, whose terms expire at our 2013 Annual Meeting of stockholders. The size of our board of directors is set at seven directors.

At this Annual Meeting, our stockholders will have an opportunity to vote for two nominees for class II directors: Steven J. Benson and Michael J. Christenson. Both of the nominees are currently directors of LogMeIn, and you can find more information about each of them in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.”

The persons named in the enclosed proxy card will vote to elect these two nominees as class II directors, unless you withhold authority to vote for the election of either or both nominees by marking the proxy card to that effect. If elected, each nominee for class II director will hold office until the 2014 Annual Meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. Although stockholder approval of our audit committee’s selection of Deloitte & Touche LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of Deloitte & Touche LLP, which served as our independent registered public accounting firm for the year ended December 31, 2010, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (A “SAY ON PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

Our objectives with respect to executive compensation are to (i) attract, motivate, and retain our talented executive officers, (ii) promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals and (iii) align the incentives of our executives with the creation of value for our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and other business related goals, and the realization of increased stockholder value. To achieve these objectives, our compensation committee, in conjunction with a third-party compensation consultant, reviews and evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive in our industry and region. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key financial and operational goals such as our financial and operational performance. We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. The “Executive Compensation” section of this proxy statement beginning on page 21, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors, with respect to the fiscal year ended December 31, 2010.

We are asking our stockholders to indicate their support and approval for our named executive officer compensation as described herein. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Therefore, our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Our board of directors recommends a vote FOR the approval of the compensation of the named executive officers.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES (A “SAY ON FREQUENCY”)

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal No. 3 above. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years or may abstain.

Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years. The board of directors believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting when you vote on the following resolution:

RESOLVED, that the stockholders of LogMeIn, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. The board of directors will take into account the result of the vote when determining the frequency of future say-on-pay votes, however, because this vote is advisory and not binding on the board of directors or the Company in any way, the board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. In addition, the board of directors intends to monitor the available data on frequency and continually reevaluate its position and stockholder recommendation and may decide to put the frequency to vote earlier than required in the event that the data suggests it is appropriate.

Our board of directors recommends a vote FOR an annual frequency (i.e., Choice 1 — every year) for which stockholders shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 1, 2011 are as follows:

Name	Age	Position

Michael K. Simon	46	Chairman of the Board of Directors, President and Chief Executive Officer
Marton B. Anka	38	Chief Technology Officer
Michael J. Donahue	37	Vice President and General Counsel
Kevin K. Harrison	53	Senior Vice President, Sales
James F. Kelliher	51	Chief Financial Officer and Treasurer

Michael K. Simon founded LogMeIn and has served as our President and Chief Executive Officer and as Chairman of our board of directors since our inception in February 2003. Prior to founding LogMeIn, Mr. Simon served as Chairman of the board of directors of Red Dot, Ltd., a digital content provider, and Fathom Technology ApS, a software outsourcing company sold to EPAM Systems, Inc. in March 2004. In 1995, Mr. Simon founded Uproar Inc., a publicly-traded provider of online game shows and interactive games acquired by Vivendi Universal Games, Inc. in March 2001. Mr. Simon holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from Washington University St. Louis.

Marton B. Anka founded LogMeIn and has served as our Chief Technology Officer since February 2003. From September 1998 to February 2003, Mr. Anka was the founder and Managing Director of 3am Labs BT, the developer of RemotelyAnywhere. Mr. Anka graduated in Informatics from the Szamalk Institute in Hungary.

Michael J. Donahue has served as our Vice President and General Counsel since June 2007. From August 2005 to June 2007, Mr. Donahue was Vice President and General Counsel of C.P. Baker & Company, Ltd., a Boston-based private equity firm. From September 1999 to August 2005, Mr. Donahue was a corporate lawyer at Wilmer Cutler Pickering Hale and Dorr LLP. Mr. Donahue holds a B.A. in Philosophy from Boston College and a J.D. from the Northeastern University School of Law.

Kevin K. Harrison served as our Vice President, Sales from November 2004 to February 2008, and he has served as our Senior Vice President, Sales, since February 2008. From February 2001 to April 2004, Mr. Harrison served as Vice President, Sales at Ximian, a Linux application company, where he was responsible for worldwide sales strategy. Mr. Harrison holds a B.S. in Accounting from Boston College.

James F. Kelliher has served as our Chief Financial Officer since June 2006. From December 2002 to March 2006, Mr. Kelliher served as Chief Financial Officer of IMlogic, Inc., a venture-backed enterprise instant messaging company, where he was responsible for finance, legal and human resource activities. From 1991 to September 2002, Mr. Kelliher served in a number of capacities, including Senior Vice President, Finance, at Parametric Technology Corporation, a software development company. Mr. Kelliher holds a B.S. in Accountancy from Bentley College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers. In 2010 and 2011, the compensation committee retained an independent compensation consultant to assist it with benchmarking our executive compensation against a selected peer group of public companies in our industry and region.

Objectives and Philosophy of Our Executive Compensation Programs

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	attract, retain and motivate talented executives;

•	promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals; and

•	align the incentives of our executives with the creation of value for our stockholders.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive in our industry and region. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to factors including key financial and operational goals such as our financial and operational performance, the growth of our customer base, new development initiatives and the establishment and maintenance of key strategic relationships. We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

We compete with many other public and private companies for executive personnel. Accordingly, the compensation committee generally targets overall compensation for executives to be competitive in our industry and region. Variations to this targeted compensation may occur depending on the experience level of the individual and market factors, such as the demand for executives with similar skills and experience.

Role of the Compensation Consultant

Our compensation committee has retained Compensia, Inc. as its independent compensation consultant. Compensia reports directly to the compensation committee and does not provide any other services to the company. The committee relies on Compensia to provide it with peer group benchmarking data and information as to market practices and trends, compensation structures and peer group compensation ranges and to review the committee’s proposed compensation decisions. The benchmarking data Compensia provided is based on a peer group selected by our compensation committee with input and guidance from Compensia. For 2010, this peer group consisted of Constant Contact, Inc.; Concur Technologies, Inc.; Demandtec, Inc.; Kenexa Corporation; Liveperson, Inc.; NetSuite, Inc.; Phase Forward, Inc.; Right Now Technologies, Inc.; Saba Software, Inc.; Solarwinds, Inc.; Successfactors, Inc.; Taleo Corporation; Ultimate Software Group, Inc.; Unica Corporation and Vocus, Inc. For 2011, this peer group consisted of Art Technology Group, Inc.; Constant Contact, Inc.; Concur Technologies, Inc.; Demandtec, Inc.; Kenexa Corporation; Liveperson, Inc.; NetSuite, Inc.; OpenTable, Inc.; RightNow Technologies, Inc.; Saba Software, Inc.; Solarwinds, Inc.; Successfactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corporation; Ultimate Software Group, Inc. and Vocus, Inc. Compensia does not make specific base salary and/or short- and long-term incentive award recommendations, although it does utilize the benchmarking data to provide award ranges consistent with our peer group for the committee to consider. In fiscal years 2010 and 2011, the consulting services provided by Compensia also included providing advice to the committee and management in connection with the implementation of a general employee long-term incentive compensation program.

Compensia attends certain compensation committee meetings as well as preparatory meetings with the committee chair. Compensia attends executive sessions of the committee as requested by the committee.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	cash incentive bonuses;

•	equity incentive awards;

•	change of control benefits; and

•	insurance, retirement and other employee benefits and compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee establishes these allocations for each executive officer on an annual basis. Our compensation committee establishes cash compensation targets based primarily upon a review and consideration of the employment and compensation history of each executive, formal benchmarking data and peer group compensation ranges and structures provided by our third party compensation consultant, the relative experience of the executive, and the compensation of executives employed in our industry and region, as well as the performance of our company as a whole and of the individual executive and executive team as a whole. Our compensation committee establishes non-cash compensation based upon the factors described above and the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our stockholders.

Base Salaries.  Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Base salaries for our executives are typically established in an offer letter to the executive at the outset of employment, which is the case with Messrs. Simon, Anka, Donahue, Harrison and Kelliher. None of our executives are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time in the discretion of our compensation committee, and consistent with our incentive compensation program objectives, base salaries for our executives, together with other components of compensation, are evaluated for adjustment.

Base salaries are reviewed at least annually by our compensation committee, and are adjusted from time to time to realign salaries with market trends and levels after taking into account our company’s overall performance and the individual’s responsibilities, past performance, future expectations and experience.

In establishing base salaries for our named executive officers for 2010, our compensation committee reviewed a number of factors, including our company’s overall performance against its stated goals, including growth in sales and revenue, and each named executive’s position and functional role, seniority, the relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates to assume the individual’s role, job performance, overall level of responsibility, the formal benchmarking data described above and provided to the compensation committee by the company’s independent compensation consultant and the fact that we completed our initial public offering and are now operating as a public company. Our compensation committee determined that Mr. Simon had continued to perform well as he continued to oversee the expansion of our market leadership position, continued growth in our financial performance, the introduction of new services and the completion of our initial public offering. Our compensation committee determined to increase Mr. Simon’s annual base salary to $330,000, an increase of approximately 22.2% over 2009. Our compensation committee determined that Mr. Anka continued to perform well as he continued to grow and lead the technical team in the creation of new services while adding significant functionality to our current services. Our compensation committee determined to increase Mr. Anka’s annual base salary to $236,500, an increase of approximately 10% over 2009. Our compensation committee determined that Mr. Kelliher continued to perform well, building his organization and helping to position us for continued growth, overseeing continued growth in our financial performance and the completion of our initial public offering. Our compensation committee increased Mr. Kelliher’s annual base salary to $245,000, an increase of approximately 6.5% over 2009. Our compensation committee determined that Mr. Harrison continued to perform well, building his organization and increasing sales to meet or exceed internal and external benchmarks. Our compensation committee increased Mr. Harrison’s annual base salary to $215,000, an increase of approximately 19.4% over 2009. Our compensation committee determined that Mr. Donahue had continued to perform well, completing our initial public offering and secondary public offering and supporting the organization for continued growth. Our compensation committee determined to increase Mr. Donahue’s annual base salary to $200,000, an increase of approximately 8.1% over 2009.

In establishing base salaries for our named executive officers for 2011, our compensation committee reviewed a number of factors, including our company’s overall performance against its stated goals, including continued growth in sales and revenue, and each named executive’s position and functional role, seniority, the relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates to assume the individual’s role, job performance, overall level of responsibility, the formal benchmarking data described above and provided to the compensation committee by the company’s independent compensation consultant. Our compensation committee determined that Mr. Simon had continued to perform well as he continued to oversee the expansion of our market leadership position, continued growth in our financial performance and the introduction of new services. Our compensation committee determined to increase Mr. Simon’s annual base salary to $350,000, an increase of approximately 6.1% over 2010. Our compensation committee determined that Mr. Anka continued to perform well as he continued to grow and lead the technical team in the creation of new services while adding significant functionality to our current services. Our compensation committee determined to increase Mr. Anka’s annual base salary to $250,000, an increase of approximately 5.7% over 2010. Our compensation committee determined that Mr. Kelliher continued to perform well, building his organization and helping to position us for continued growth and overseeing continued growth in our financial performance. Our compensation committee increased Mr. Kelliher’s annual base salary to $260,000, an increase of approximately 6.1% over 2010. Our compensation committee determined that Mr. Harrison continued to perform well, building his organization and increasing sales to meet or exceed internal and external benchmarks. Our compensation committee determined that while Mr. Harrison performed well, his current compensation is consistent with that of the peer group and therefore has maintained Mr. Harrison’s annual base salary at $215,000. Our compensation committee determined that Mr. Donahue had continued to perform well and continued to support the organization for continued growth. Our compensation committee determined to increase Mr. Donahue’s annual base salary to $225,000, an increase of approximately 12.5% over 2010.

Cash Incentive Bonuses.  We have a discretionary cash incentive bonus plan for our executives. The cash incentive bonuses are intended to compensate for the achievement of company strategic, operational and financial goals and/or individual performance objectives on an annual basis. Amounts payable under the cash incentive bonus plan are discretionary and typically calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. Individual objectives are tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The compensation committee works with our chief executive officer and our independent compensation consultant to develop and approve the performance goals for each executive and the company as a whole. Our board and compensation committee have historically worked, and intend to continue to work, with our chief executive officer and our other executive officers to develop aggressive goals that we believe can be achieved by us and our executive officers with diligent work. The goals established by the compensation committee and our board are based on our historical operating results and growth rates, as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and the company.

In January 2010, our compensation committee established the fiscal year 2010 target bonus awards for Messrs. Simon, Anka, Kelliher and Donahue. These target bonus awards were in two levels. The level one target bonus awards, as a percentage of 2010 base salary, were approximately 75%, 39%, 38% and 19%, respectively. The level two target bonus awards, as a percentage of 2010 base salary, were 25%, 13%, 12% and 6%, respectively, and were in addition to any amounts received as a level one bonus. The level one and level two bonus awards were based on our achieving a board specified level of revenue and operating profitability for fiscal year 2010. As described above, the compensation committee determined the target total cash compensation of each officer based on our strategic, operational and financial goals and objectives.

In 2010, Messrs. Simon, Kelliher, Anka and Donahue earned bonuses in the amounts of $330,000, $122,450, $118,500, and $50,000 respectively. These amounts were paid in February 2011.

In 2010, Mr. Harrison was entitled to receive a bonus of up to $37,500 per 2010 fiscal quarter if total sales exceeded board specified levels in each such quarter and a $25,000 annual bonus if revenue and operating profitability exceeded board specified levels for the year. Mr. Harrison received an aggregate 2010 bonus of $175,000; $69,396 of this bonus was paid in 2010 and the remainder was paid in January and February 2011.

In February 2011, our compensation committee established the fiscal year 2011 target bonus awards for Messrs. Simon, Kelliher, Anka and Donahue. These target bonus awards are in two levels. The level one target bonus awards, as a percentage of 2011 base salary, are approximately 50%, 27%, 25% and 10%, respectively. The level two target bonus awards, as a percentage of 2011 base salary, are 50%, 27%, 25% and 15%, respectively, and are in addition to any amounts received as a level one bonus. The level one and level two bonus awards are based on our achieving a board specified level of revenue and operating profitability for fiscal year 2011. As described above, the compensation committee determined the target total cash compensation of each officer based on our strategic, operational and financial goals and objectives.

In 2011, Mr. Harrison will be entitled to receive a bonus of up to $43,750 per 2011 fiscal quarter if total sales exceed board specified levels in each such quarter.

Our board and compensation committee believe that attainment of our 2011 corporate financial goals will require similar levels of effort and operational success on the part of our executive officers as did our 2010 corporate financial goals.

Equity Incentive Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executives. We grant our employees, including our executives, stock-based awards pursuant to our 2009 stock incentive plan. Under the 2009 stock incentive plan, our employees, including our executives, are eligible to receive grants of stock options, restricted stock and restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of our compensation committee.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers the recommendations of management, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the committee’s estimates of comparative share ownership of executives in our industry and region.

We typically make an initial equity award of stock options or restricted stock to new executives in connection with the start of their employment and future equity grants as part of our overall compensation program. Grants of equity awards, including those to executives, are approved by our board of directors or our compensation committee. Typically, the equity awards we have granted to our executives have vested as to 25% of such awards at the end of each year for a period of four years after grant. This vesting schedule is consistent with the vesting of stock options granted to other employees. In addition, certain of our named executive officers and other executives have received option grants that vest upon the achievement of certain personal and/or company milestones. Pursuant to the award agreements, vesting and exercise rights typically cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

In February 2010, our compensation committee and board of directors determined that our overall company performance had been strong in 2009 and that Messrs. Simon, Anka, Kelliher, Harrison and Donahue had performed well and contributed to our overall performance as a company. Our board of directors also considered the need to retain these individuals in a public company environment, the portion of their prior equity grants that had not yet vested and the value of equity grants as a retention tool. In the case of Messrs. Simon, Anka, Kelliher, Harrison and Donahue, portions of their prior option grants had already vested. As a result, on February 19, 2010, our board of directors granted options to Mr. Simon, Mr. Anka, Mr. Kelliher, Mr. Harrison and Mr. Donahue to purchase 129,000, 50,000, 40,000, 50,000 and 14,000 shares, respectively.

The exercise price of these options is $18.98 per share, which was closing price of our stock on the NASDAQ Global Market on February 19, 2010.

In February 2011, our compensation committee and board of directors determined that our overall company performance had been strong in 2010 and that Messrs. Simon, Anka, Kelliher, Harrison and Donahue had performed well and contributed to our overall performance as a company. Our board of directors also considered the need to retain these individuals in a public company environment, the portion of their prior equity grants that had not yet vested and the value of equity grants as a retention tool. In the case of Messrs. Simon, Anka, Kelliher, Harrison and Donahue, portions of their prior option grants had already vested. As a result, on February 17, 2011, our board of directors granted options to Mr. Simon, Mr. Anka, Mr. Kelliher and Mr. Donahue to purchase 100,000, 25,000, 60,000 and 12,500 shares, respectively. The exercise price of these options is $40.07 per share, which was closing price of our stock on the NASDAQ Global Select Market on February 17, 2011. Our compensation committee and board of directors considered Mr. Harrison’s total compensation package and determined it to be consistent with comparable market levels, therefore Mr. Harrison was not granted any additional options in 2011.

Other than the grants described above, our board of directors made no other grants to our named executive officers in 2010 or to date in 2011.

At the discretion of our compensation committee, we intend to review on an annual basis new equity awards for certain of our employees and executives. In determining these awards, the compensation committee will consider a number of factors, including benchmarking data provided to the committee by our independent compensation consultant, our overall performance as a company, the applicable executive’s overall performance and contribution to our overall performance as a company, the applicable executive’s outstanding equity awards, the size of awards granted to other executives and senior employees, the size of the available option pool and the recommendations of management.

We do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information. Equity award grants are made from time to time in the discretion of our board of directors or compensation committee consistent with our incentive compensation program objectives. We do not have any equity ownership guidelines for our executives.

Change of Control Benefits.  Pursuant to employment offer letters and our stock incentive plans, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, in the “Potential Payments Upon Termination or Change of Control” section below.

Fifty percent of certain unvested awards automatically accelerate and vest in full in the event of a change of control. In addition, we have provided certain executives, including Messrs. Simon, Anka, Kelliher and Donahue, with full acceleration and vesting of certain awards in the case of change of control and a termination of the employment of the executive, other than for cause, in connection with such change of control, sometimes called a “double trigger.” Accordingly, these extra benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. We believe this “double trigger” benefit improves stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

Additionally, certain of Mr. Harrison’s option awards provide for full acceleration in the event we terminate his employment other than for cause.

We believe providing these benefits helps us compete for executive talent. We believe that our change of control benefits are generally in line with severance packages offered to executives in our industry and region.

Insurance, retirement and other employee benefits and compensation.  We offer benefits that are provided to all U.S. employees, including health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance program, maternity and paternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other executive officers (other than our chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act by reason of being the company’s three other most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Risk Considerations in our Compensation Program.

We believe our approach to goal setting, setting of targets and goals with multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking by executives or employees in general. Further, with respect to our incentive compensation programs, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business metrics, the metrics that determine payouts for our executive officers are company-wide metrics. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of the company and our shareholders as a whole. Finally, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our president and chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers during the applicable years. We refer to these executive officers as our “named executive officers.”

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

Michael K. Simon	2010	$330,000	$654,799	$330,000	$13,494	$1,328,293
President and Chief Executive Officer	2009	270,000	464,595	110,000	21,622	866,217
	2008	265,000	299,118	60,000	12,686	636,804
James F. Kelliher	2010	245,000	199,355	122,450	13,565	580,370
Chief Financial Officer	2009	230,000	99,065	69,000	17,144	415,209
	2008	225,000	100,263	45,000	12,686	382,949
Kevin K. Harrison	2010	215,000	224,814	175,000	13,565	628,379
Senior VP, Sales and Marketing	2009	180,000	85,792	121,900	17,144	404,836
	2008	175,000	86,487	105,000	12,686	379,173
Marton B. Anka	2010	236,500	213,153	118,500	13,494	581,647
Chief Technology Officer	2009	215,000	243,049	64,500	15,277	537,826
	2008	200,000	74,780	38,000	5,160	317, 940
Michael J. Donahue	2010	200,000	118,498	50,000	12,791	381,289
Vice President and General Counsel	2009	185,000	79,500	15,000	19,711	299,211
	2008	180,000	85,500	10,000	13,710	289,210

(1)	Valuation of these options is based on the dollar amount of share-based compensation recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 in the applicable year, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The amounts include awards granted in prior years. The assumptions used by us with respect to the valuation of option grants are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 28, 2011. The individual awards made in 2010 reflected in this summary compensation table are further summarized below under “Grants of Plan-Based Awards in 2010.”

(2)	Consists of cash bonuses paid under our annual discretionary cash incentive bonus program for the applicable year. See the “Executive Compensation-Compensation Discussion and Analysis-Components of our Executive Compensation-Cash Incentive Bonuses” section for a description of this program. $69,396 of Mr. Harrison’s 2010 bonus was paid in 2010 with the remainder paid in January and February 2011. All other bonuses earned in 2010 were paid in February 2011. $95,600 of Mr. Harrison’s 2009 bonus was paid in 2009 with the remainder paid in January 2010. All other bonuses earned in 2009 were paid in February 2010. $84,000 of Mr. Harrison’s 2008 bonus was paid in 2008. All other bonuses earned in 2008 were paid in January 2009.

(3)	Amounts consist of medical, life insurance and disability insurance premiums paid by us on behalf of the named executive officer.

Grants of Plan-Based Awards in 2010

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2010 to our named executive officers.

		Future Payouts
		Under Non-Equity	Number of	Exercise or Base	Grant Date
		Incentive	Securities	Price of Option	Fair Value of
	Grant	Plan Awards	Underlying	Awards	Option
Name	Date	Target ($)(1)	Options (#)(2)	($/share)(3)	Awards ($)(4)

Michael K. Simon	1/25/2010	$330,000	—	—	—
	2/19/2010	—	129,000	$18.98	$1,662,810
James F. Kelliher	1/25/2010	122,450	—	—	—
	2/19/2010	—	40,000	$18.98	$515,600
Kevin K. Harrison	1/25/2010	175,000	—	—	—
	2/19/2010	—	50,000	$18.98	$644,500
Marton B. Anka	1/25/2010	118,500	—	—	—
	2/19/2010	—	50,000	$18.98	$644,500
Michael J. Donahue	1/25/2010	50,000	—	—	—
	2/19/2010	—	14,000	$18.98	$180,460

(1)	Consists of cash bonuses earned under our annual discretionary cash incentive bonus program for the fiscal year ended December 31, 2010. $69,396 of Mr. Harrison’s 2010 bonus was paid in 2010 with the remainder paid in January and February 2011. All other bonuses earned in 2010 were paid in February 2011. Cash bonuses paid under the cash incentive bonus program for 2010 are also disclosed in the “Summary Compensation Table.”

(2)	Consists of stock options earned under our annual discretionary equity incentive bonus program during the fiscal year ended December 31, 2009, all of which were granted on February 19, 2010. One quarter of the shares subject to each of these options will vest on February 19, 2011, and an additional quarter of the shares subject to each of these options will vest annually thereafter, such that 100% of the shares subject to each of these options will be fully vested on February 19, 2014.

(3)	Our compensation committee determined that the fair value of our common stock was equal to the closing price of our common stock on the NASDAQ Global Market on February 19, 2010, the date of grant.

(4)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2010, calculated in accordance with SEC rules.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards as of December 31, 2010 held by our named executive officers.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised			Option
	Options (#)		Options (#)		Option Exercise	Expiration
Name	Exercisable		Unexercisable		Price ($)	Date

Michael K. Simon	220,000	(1)	—		$1.25	12/9/2014
	45,000	(2)	—		$1.25	1/24/2017
	45,000	(2)	—		$1.25	1/24/2017
	120,000		40,000	(3)	$9.65	11/21/2017
	—		129,000	(8)	$18.98	02/19/2020
James F. Kelliher	74,561	(4)	—		$1.25	7/20/2016
	30,000		10,000	(3)	$9.65	11/21/2017
	—		40,000	(8)	$18.98	02/19/2020
Kevin K. Harrison	—		5,000	(5)	$1.25	1/24/2017
	10,000		10,000	(3)	$9.65	11/21/2017
	—		50,000	(8)	$18.98	02/19/2020
Marton B. Anka	145,685	(1)	—		$1.25	12/9/2014
	32,247	(2)	—		$1.25	1/24/2017
	45,000	(2)	—		$1.25	1/24/2017
	30,000		10,000	(3)	$9.65	11/21/2017
	—		50,000	(10)	$18.98	02/19/2020
Michael J. Donahue	7,507		10,000	(6)	$9.275	7/19/2017
	—		3,000	(7)	$10.75	1/17/2018
	—		14,000	(8)	$18.98	02/19/2020

(1)	This option was granted on December 9, 2004. 100% of the shares subject to the option were fully vested on October 15, 2008.

(2)	This option was granted on January 24, 2007. The shares subject to this option fully vested upon the closing of our initial public offering.

(3)	This option was granted on November 21, 2007. The shares subject to the option vest in four equal annual installments beginning on November 9, 2008, such that 100% of the shares subject to the option will be fully vested on November 9, 2011.

(4)	This option was granted on July 20, 2006. 100% of the shares subject to the object were fully vested on July 20, 2010.

(5)	This option was granted on January 24, 2007. 100% of the shares subject to the option were fully vested on January 24, 2011.

(6)	This option was granted on June 27, 2007. The shares subject to the option vest in four equal annual installments beginning on June 27, 2008, such that 100% of the shares subject to the option will be fully vested on June 27, 2011.

(7)	This option was granted on January 17, 2008. The shares subject to the option vest in four equal annual installments beginning on January 17, 2009, such that 100% of the shares subject to the option will be fully vested on January 17, 2012.

(8)	This option was granted on February 19, 2010. The shares subject to the option vest in four equal annual installments beginning on February 19, 2011, such that 100% of the shares subject to the option will be fully vested on February 19, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options, restricted stock and restricted stock unit, stock appreciation rights and similar instruments, by each of our named executive officers during 2010.

	Option Awards
	Number of
	Shares	Value
	Acquired	Realized on
	on Exercise	Exercise
Name	(#)	($)(1)

Michael K. Simon	—	—
James F. Kelliher	81,000	$2,596,661
Kevin K. Harrison	195,000	$4,420,739
Marton B. Anka	28,800	$1,056,604
Michael J. Donahue	23,850	$462,567

(1)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the market price of our common stock at the time of exercise.

None of our named executive officers hold shares of our stock subject to contractual vesting provisions other than those terms provided under their award agreements and our stock incentive plans.

Employment Agreements

We do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him at the time his employment with us commenced. In April 2008, we amended and restated each of these offer letters to clarify compensation, vesting and change of control benefits. Each offer letter provides that the named executive officer’s employment is at will.

As a condition to their employment, our named executive officers entered into non-competition, non-solicitation agreements and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to compete with us or to solicit our employees during his employment and for a period of 12 months after the termination of his employment and (ii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment.

Potential Payments Upon Termination or Change of Control

The option agreements with each of our named executive officers provide that, in the event of a change of control, 50% of their then unvested options vest. In addition, if the employment of Messrs. Simon, Anka, Kelliher or Donahue is terminated by us or an acquiring entity within 12 months after a change of control of LogMeIn, certain of their remaining unvested options will vest. For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party, (b) a merger or consolidation of our company with a third party, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party (other than in a financing transaction involving the additional issuance of our securities).

Additionally, certain of Mr. Harrison’s option awards provide for full acceleration in the event we terminate his employment other than for cause.

The table below sets forth the benefits potentially payable to each named executive officer in the event of a change of control of our company where the named executive officer’s employment is terminated without cause within 12 months after the change of control. These amounts are calculated on the assumption that the employment termination and change of control event both took place on December 31, 2010.

	Value of Additional
	Vested Option
Name	Awards ($)(1)

Michael K. Simon	$1,387,600	(2)
James F. Kelliher	346,900	(3)
Kevin K. Harrison	281,175	(4)
Marton B. Anka	346,900	(5)
Michael J. Donahue	350,650	(6)

(1)	This amount is equal to (a) the number of shares subject to options that would vest as a direct result of the change of control and employment termination without cause, assuming a December 31, 2010 change of control and employment termination, multiplied by (b) the excess of $44.34, which represents the fair market value of our common stock as measured by the closing sales price of our common stock as quoted on the NASDAQ Global Market on December 31, 2010, over the exercise price of the option.

(2)	Consists of acceleration of vesting with respect to an additional 40,000 shares subject to options at an exercise price of $9.65 per share.

(3)	Consists of acceleration of vesting with respect to an additional 10,000 shares subject to options at an exercise price of $9.65 per share.

(4)	Consists of acceleration of vesting with respect to an additional 7,500 shares subject to options, of which 2,500 shares have an exercise price of $1.25 per share and 5,000 shares have an exercise price of $9.65 per share.

(5)	Consists of acceleration of vesting with respect to an additional 10,000 shares subject to options at an exercise price of $9.65 per share.

(6)	Consists of acceleration of vesting with respect to an additional 10,000 shares subject to options at an exercise price of $9.275 per share.

Stock Option and Other Compensation Plans

2009 Stock Incentive Plan

Our amended and restated 2009 stock incentive plan, or 2009 Plan, which became effective upon the closing of our initial public offering, was adopted by our board of directors on June 9, 2009, approved by our stockholders on June 12, 2009 and amended and restated at our 2010 Annual Meeting of stockholders on May 27, 2010. The 2009 Plan, as amended, provides for the grant of non-statutory stock options, restricted stock awards and other stock-based awards to our employees, officers, directors, consultants and advisors. The number of shares of our common stock that are reserved for issuance under the 2009 Plan is the sum of 3,788,391 shares plus the number of shares of our common stock subject to outstanding awards under our 2004 equity incentive plan and 2007 stock incentive plan, both of which are described below, and the 2009 Plan, which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

Pursuant to the terms of the 2009 Plan, our board of directors or a committee thereof selects the recipients of awards and determines:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of the options; and

•	the number of shares of our common stock subject to any restricted stock, restricted stock unit, or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to our 2009 Plan, as to some or all outstanding awards:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•	upon written notice to a participant, provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•	in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds (if applicable, net of any exercise price and applicable tax withholdings).

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock and restricted stock unit award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock and restricted stock unit award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock and restricted stock unit award.

As of December 31, 2010, there were options to purchase an aggregate of 2,564,315 shares of common stock outstanding under the 2004, 2007 and 2009 Plans at a weighted average exercise price of $12.76 per share, and an aggregate of 2,239,435 shares of common stock issued upon the exercise of options granted under the 2004, 2007 and 2009 Plans, and no shares of common stock originally issued as restricted stock awards under the 2004, 2007 and 2009 Plans.

Any shares of common stock subject to awards under our 2004 Plan, 2007 Plan and 2009 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued shall be rolled into the 2009 Plan.

2007 Stock Incentive Plan

Our 2007 stock incentive plan, as amended, which we refer to as the 2007 Plan, was adopted by our board of directors and approved by our stockholders in January 2007. As of March 15, 2011, 812,659 shares of common stock are subject to outstanding awards under the 2007 Plan.

The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and restricted stock units and other stock-based awards. Our officers, employees, consultants, advisors and directors, and those of any subsidiaries, were eligible to receive awards under the 2007 Plan; however, incentive stock options were only granted to our employees. In accordance with the terms of the 2007 Plan, our board of directors administered the 2007 Plan and, subject to any limitations in the 2007 Plan, selected the recipients of awards and determined:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options;

•	the methods of payment of the exercise price; and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the conditions for repurchase, issue price and repurchase price.

Pursuant to the terms of the 2007 Plan, in the event of a reorganization event, our board of directors shall have the discretion to provide for any or all of the following: (a) the acceleration of vesting or the termination of our repurchase rights of any or all of the outstanding awards, (b) the assumption or substitution of all awards by the acquitting or succeeding entity, (c) the termination of all awards that remain outstanding at the time of the merger or other reorganization event, or (d) the payment of cash for the surrender of the awards.

We will grant no further stock options or other awards under the 2007 Plan; however, any shares of common stock subject to awards under the 2007 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued shall be rolled into the 2009 Plan.

2004 Equity Incentive Plan

Our 2004 equity incentive plan, as amended, which we refer to as the 2004 Plan, was adopted by our board of directors in September 2004 and approved by our stockholders in October 2004. As of March 15, 2011, 495,916 shares of common stock are subject to outstanding awards under the 2004 Plan.

The 2004 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and stock grants. Our officers, employees, consultants and directors, and those of any subsidiaries, were eligible to receive awards under the 2004 Plan; however, incentive stock options were only granted to our employees. In accordance with the terms of the 2004 Plan, our board of directors administered the 2004 Plan and, subject to any limitations in the 2004 Plan, selected the recipients of awards and determined:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options;

•	the methods of payment of the exercise price; and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the conditions for repurchase, issue price and repurchase price.

Pursuant to the terms of the 2004 Plan, in the event of a liquidation or dissolution of our company, each outstanding option under the 2004 Plan will terminate, but the holders shall have the right, assuming the holder still maintains a permissible relationship with us, immediately prior to such dissolution or liquidation, to exercise the option to the extent exercisable on the date of such dissolution or liquidation.

In the event of a merger or other reorganization event, our board of directors shall have the discretion to provide for any or all of the following: (a) the acceleration of vesting of outstanding options or the termination of our repurchase rights of any or all of the outstanding restricted stock awards, (b) the assumption or substitution of all options by the acquitting or succeeding entity or (c) the termination of all options that remain outstanding at the time of the merger or other reorganization event.

After the effective date of the 2007 Plan, we granted no further stock options or other awards under the 2004 Plan; however, any shares of common stock subject to awards under the 2004 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued shall be rolled into the 2009 Plan.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are fully vested at all times. The 401(k) plan allows for matching contributions to be made by us. To date, we have not matched any employee contributions. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Limitation of Liability and Indemnification

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws limit or eliminate the personal liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of a director’s liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our certificate of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by the board of directors; and

•	we will advance expenses to our directors and executive officers in connection with a legal proceeding that arises as a result of their performance as a director to the fullest extent permitted by law.

The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. Under these indemnification agreements, we agree to indemnify these directors to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable basis to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or executive officer, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Rule 10b5-1 Sales Plan

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Pursuant to these Rule 10b5-1 plans, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010:

Equity Compensation Plan Information

	Number of Securities		Number of Securities
	to be Issued upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders(1)	2,564,315	$12.76	2,298,678(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,564,315	$12.76	2,298,678(2)

(1)	Consists of our 2004 equity incentive plan, our 2007 stock incentive plan and our amended and restated 2009 stock incentive plan.

(2)	All securities remaining available for issuance are under our 2009 stock incentive plan. In addition to being available for issuance upon exercise of options that may be granted after December 31, 2010, shares under our 2009 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights, or other stock-based awards. The number of shares available under the 2009 stock incentive plan will increase by the number of shares of common stock subject to awards granted under our 2004, 2007 and 2009 stock incentive plans which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors LogMeIn, Inc.

Steven J. Benson, Chairman
Gregory W. Hughes
Irfan Salim

STOCK OWNERSHIP

The following table contains information as of March 15, 2011 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified in “EXECUTIVE COMPENSATION”);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

	Number of		Shares			Percentage of
	Shares		Acquirable		Total	Common Stock
	Held		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	(2)	+	60 Days(3)	=	Ownership	Owned(4)

Named Executive Officers and Directors:
Michael K. Simon(5)	809,550		447,250		1,256,800	5.14%
James F. Kelliher(6)	16,500		98,061		114,561	*
Kevin K. Harrison(7)	100,000		17,500		117,500	*
Michael J. Donahue(8)	—		7,667		7,667	*
Marton B. Anka(9)	739,656		255,432		995,088	4.10%
Steven J. Benson(10)	2,000,000		23,750		2,023,750	8.42%
Michael J. Christenson(11)	2,000		22,500		24,500	*
Edwin J. Gillis(12)	—		81,250		81,250	*
Gregory W. Hughes(13)	—		—		—	*
Irfan Salim(14)	—		11,250		11,250	*
Hilary A. Schneider(15)	—		—		—	*
All directors and executive officers as a group (11 persons)(16)	3,667,706		964,660		4,632,366	18.55%
5% Stockholders:
FMR LLC(17)	3,552,189		—		3,552,189	14.80%
Prism Venture Partners IV, L.P.(18)	2,000,000		—		2,000,000	8.33%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o LogMeIn, Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 15, 2011.

(4)	The percent ownership for each stockholder on March 15, 2011 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 15, 2011 (24,001,407 shares) plus any shares acquirable (including stock options exercisable) by the stockholder within 60 days after March 15, 2011.

(5)	Consists of (a) 447,250 shares of common stock issuable upon exercise of stock options, (b) 747,550 shares of common stock and (c) 62,000 shares of common stock held in trust for the benefit of Mr. Simon’s children.

(6)	Consists of (a) 98,061 shares of common stock issuable upon exercise of stock options and (b) 16,500 shares of common stock held directly by Mr. Kelliher.

(7)	Consists of (a) 17,500 shares of common stock issuable upon exercise of stock options and (b) 100,000 shares of common stock held directly by Mr. Harrison.

(8)	Consists of 7,667 shares of common stock issuable upon exercise of stock options.

(9)	Consists of (a) 255,432 shares of common stock issuable upon exercise of stock options and (b) 739,656 shares of common stock held directly by Mr. Anka.

(10)	Consists of (a) 23,750 shares of common stock issuable upon exercise of stock options and (b) 2,000,000 shares of common stock held by Prism Venture Partners IV, L.P. (“Prism Venture Partners”), of which Mr. Benson is a general partner. Mr. Benson disclaims beneficial ownership of the shares held by Prism Venture Partners except to the extent of his proportionate pecuniary interest.

(11)	Consists of (a) 22,500 shares of common stock issuable upon exercise of stock options and (b) 2,000 shares of common stock held directly by Mr. Christenson.

(12)	Consists of 81,250 shares of common stock issuable upon exercise of stock options.

(13)	Mr. Hughes was appointed to our board of directors on January 13, 2011 and does not have any stock options that may be exercised within 60 days after March 15, 2011.

(14)	Consists of 11,250 shares of common stock issuable upon exercise of stock options.

(15)	Ms. Schneider was appointed to our board of directors on March 1, 2011 and does not have any stock options that may be exercised within 60 days after March 15, 2011.

(16)	Includes an aggregate of 964,660 shares of common stock issuable upon exercise of stock options.

(17)	Consists of 3,552,189 shares of common stock held by FMR LLC (“FMR”) of which FMR has sole voting power over 21,600 shares of our common stock and sole dispositive power over 3,552,189 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,531,789 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity funds each has sole power to dispose of the 3,531,789 shares owned by the funds. The address for FMR LLC, Fidelity, the Fidelity funds and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. This information is, in part, from a Schedule 13G filed by FMR LLC on February 14, 2011.

(18)	Consists of 2,000,000 shares of common stock held by Prism Venture Partners. Steven J. Benson, a member of our board of directors, is a managing member of Prism Venture Partners IV, L.L.C., the general partner of Prism Investment Partners IV, L.P., the general partner of Prism Venture Partners. Prism’s address is 117 Kendrick Street, Suite 200, Needham, Massachusetts 02494. Mr. Benson has voting and investment power over the shares held by these entities. Mr. Benson disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of, and transactions in, our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2010.

* * *

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Michael K. Simon
Chairman, President and Chief Executive Officer

April 11, 2011

ANNUAL MEETING OF STOCKHOLDERS OF
LOGMEIN, INC.
May 26, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16208
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.  ê

▀	20230304000000000000 6	052611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR NOMINEES,
“FOR” PROPOSALS 2 AND 3 AND FOR “1 YEAR” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O Steven J. Benson O Michael J. Christenson	Class II director Class II director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ending December 31, 2011.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Advisory vote for the approval of the Company’s executive compensation.	☐	☐	☐
	1 year	2 years	3 years	ABSTAIN
4.	Advisory vote on the frequency of future executive compensation advisory votes. ☐	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2, Proposal 3 and for “1 Year” for Proposal 4.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

▀
Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
▀

▀
LOGMEIN, INC.
Proxy for Annual Meeting of Stockholders on May 26, 2011
Solicited on Behalf of the Board of Directors
       The undersigned hereby appoints Michael K. Simon and James F. Kelliher, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of LogMeIn, Inc., to be held May 26, 2011 at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston Massachusetts, 02109, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)

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